UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 10, 2006
ORBIMAGE HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50933	20-2759725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166

(Address of Principal Executive Offices)

(703) 480-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01 Entry into a Material Definitive Agreement
     On January 10, 2006, ORBIMAGE Holdings Inc. (the “Registrant”) and its indirect wholly-owned subsidiaries, ORBIMAGE SI Holdco Inc. (“SI Holdco”) and ORBIMAGE SI Opco Inc. (“SI Opco”), entered into a Credit Agreement (the “Credit Agreement”) with the Lenders named therein, Credit Suisse, Cayman Islands Branch, as Administrative Agent and The Bank of New York, as Collateral Agent, a copy of which is filed as Exhibit 10.01 hereto. The Registrant was not an obligor under the Credit Agreement, and all obligors under the Credit Agreement are Unrestricted Subsidiaries within the meaning of the indenture (the “Indenture”) governing the Senior Secured Floating Rate Notes due 2012 of the Registrant (the “Notes”).
     SI Opco entered into the Credit Agreement for the purpose of financing a portion of the acquisition by SI Opco of the operating assets of Space Imaging LLC, as described under Item 2.01, below.
     The Credit Agreement provides for the SI Opco to draw down senior secured term loans of $50 million in full on the closing date, with a maturity date of July 1, 2008, at which time the principal amount of the loans will be paid in full. The interest rate per annum applicable to loans is the Eurodollar Rate plus an applicable margin. The Eurodollar Rate is the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant interest period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such interest period. At no time will the Eurodollar Rate be less than 3.00% or more than 5.00%.
     SI Opco will be required to prepay the loans with, subject to certain exceptions and thresholds, 100% of the net proceeds of certain asset sales or dispositions, certain indebtedness, certain equity sales or issuances, insurance recoveries and condemnation events. SI Opco will also be required to prepay the loans with 100% excess cash flow of SI Holdco and its consolidated subsidiaries, calculated on a quarterly basis. Voluntary prepayments of the loans are permitted in whole or in part, in minimum amounts and subject to certain other limitations and penalties as set forth in the Credit Agreement.
     The loans and other obligations under the Credit Agreement are guaranteed by SI Holdco and secured by substantially all of the tangible and intangible assets (including, without limitation, intellectual property, material owned real property and all of the capital stock of SI Opco) of each of SI Holdco and SI Opco pursuant to a Security Agreement, dated January 10, 2006, between SI Holdco, SI Opco and The Bank of New York, as Collateral Agent, a copy of which is filed as Exhibit 10.02 hereto.
     The Credit Agreement requires the SI Holdco and SI Opco to comply with certain covenants restricting or limiting their ability to, among other things (i) guarantee or incur indebtedness and grant liens on their assets; (ii) engage in mergers, acquisitions or other business combinations; (iii) sell assets; (iv) declare dividends or redeem or repurchase capital stock; (v) make loans or investments; (vi) restrict their ability to pay dividends or make other shareholder distributions; (vii) enter into transactions with affiliates; (viii) amend or otherwise alter terms of certain material agreements and certain debt; (ix) make capital expenditures; (x) engage in sale leaseback transactions; (xi) change their fiscal reporting periods; and (xii) agree with other creditors not to grant liens on their properties. The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, including change of control, cross-defaults to other debt and material judgments.
     In connection with the Credit Agreement, the Registrant established a new class of preferred stock, par value $0.01 per share (the “Series A Preferred Stock”) pursuant to a Certificate of Designation filed with the Secretary of State of Delaware on January 10, 2006 (the “Certificate of Designation”), entered into a Preferred Stock Purchase Agreement, dated as of January 10, 2006 among the Registrant and the Lenders under the Credit Agreement (the “Preferred Stock Purchase Agreement”), a copy of which is filed as Exhibit 4.01 hereto, and issued 1,000 shares of the Series A Preferred Stock to the Lenders pursuant to the Preferred Stock Purchase Agreement. Each share of the Series A Preferred Stock will initially have a Liquidation Preference of $0.01 per share, and will mature and be redeemable only when all Senior Credit Obligations (as defined in the Credit Agreement) have been paid in full. Following an event of default under the Credit Agreement, a majority of the Lenders under the Credit Agreement will have the right to elect for the aggregate Liquidation Preference of the Series A Preferred Stock to increase to an amount equal to the Senior Credit Obligations, as defined in the Credit Agreement. Following the date of such an election (the “Trigger Date”), dividends will accrue on the Liquidation Preference of the Series A Preferred Stock at a rate per annum equal to 15% of the Liquidation Preference, payable quarterly, which the Registrant may elect to capitalize and add to the Liquidation Preference of the Series A Preferred Stock. All payments or recoveries received by the Lenders under the Credit Agreement will reduce dollar for dollar the Liquidation Preference of the Series A Preferred Stock, and, subject to certain limitations, payments and redemptions of Series A Preferred Stock will result in a corresponding decrease in the amount of Senior Credit Obligations under the Credit Agreement. After the Trigger Date, the Liquidation Preference of the Series A Preferred Stock will be redeemable at the option of the Registrant at a premium to the Liquidation Value, if redeemed between January 10, 2008 and January 9, 2010, or at 100% of the Liquidation Value thereafter. In addition, after the Trigger Date the Registrant will be required to redeem Preferred Stock with up to 75% of its Free Cash Flow semi-annually, to the extent that such a redemption would be permitted by the terms of the Indenture and to the extent that such Free Cash Flow was not used to redeem Notes as required under the Indenture. Free Cash Flow is defined to have the same meaning as under the Indenture. After the Trigger Date, the Series A Preferred Stock will mature on the later of August 1, 2010, or the earliest date on which the Registrant is permitted to redeem the Series A Preferred Stock under the Indenture.
     As additional consideration to the Lenders under the Credit Agreement for making the Loans thereunder, the Registrant issued to the Lenders warrants to purchase 1,000 shares of Common Stock of the Registrant for an exercise price of $15.00 per share (the “Warrants”). The Warrants will expire the later of (x) January 10, 2009 and (y) the six month anniversary of the earlier of (i) the payment in full of all Senior Credit Obligations under the Credit Agreement and (ii) the redemption of all outstanding shares of Series A Preferred Stock. The Warrants were issued pursuant to a Warrant Agreement, dated as of January 10, 2006, between the Registrant and The Bank of New York, as Warrant Agent (the “Warrant Agreement”), a copy of which is filed as Exhibit 4.02 hereto and incorporated by reference into this Item 1.01. The Warrants and the Warrant Agreement provide for anti-dilution rights, subject to certain exceptions, with respect to any issuances of Common Stock below market value, and provide for demand and “piggy-back” registration rights.
     The Series A Preferred Stock and the Warrants were sold to institutional “accredited investors” as defined in Regulation D under the Securities Act of 1933, as amended (the “Act”), pursuant to an exemption to the registration requirements under the Act, and were not registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     As described in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2005, ORBIMAGE Inc. and the Registrant (together, “ORBIMAGE”) entered into a definitive asset purchase agreement (the “Purchase Agreement”) on September 15, 2005 to acquire the operating assets of Space Imaging LLC (“Space Imaging”) for approximately $58.5 million, subject to certain adjustments. Pursuant to the terms of the Purchase Agreement, a copy of which was filed in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2005, ORBIMAGE entered into an Assignment of Rights and Obligations, dated as of January 10, 2006, with SI Opco, a Delaware corporation and a wholly-owned indirect subsidiary of the Registrant, whereby ORBIMAGE agreed to assign all of their rights and certain obligations in, to and under the Purchase Agreement to SI Opco.
     On January 10, 2006, SI Opco completed the acquisition of Space Imaging pursuant to the terms of the Purchase Agreement. The $58.5 million cash purchase price was funded with a combination of (i) the issuance of $50 million of indebtedness under the Credit Agreement described under Item 1.01 (ii) debt repayment by Space Imaging prior to the closing and (iii) cash of Space Imaging acquired in the acquisition.

     As permitted by Item 9.01(a)(4) of Form 8-K, the Registrant has omitted the historical, pro forma and other financial information required to be filed with this Report pursuant to Item 9.01 and will file such information within the prescribed time period.
     A copy of the press release announcing the completion of the acquisition is attached hereto as Exhibit 99.1 and is incorporated into this Item 2.01 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated by reference into this Item 2.03, insofar as it relates to the creation of financial obligations of SI Opco and SI Holdco under the Credit Agreement.
Item 3.02 Unregistered Sale of Equity Securities.
     The information set forth in Item 1.01 is incorporated by reference into this Item 3.02, insofar as it relates to the issuance of the Series A Preferred Stock and the Warrants.
Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.
     The information set forth in Item 1.01 is incorporated by reference into this Item 5.03, insofar as it relates to the adoption and filing of the Certificate of Designation creating the Series A Preferred Stock with the Secretary of State of Delaware as authorized in the Registrant’s Certificate of Incorporation, which constitutes an amendment to the Certificate of Incorporation of the Registrant under the General Corporation Law of Delaware.
Item 8.01 Other Events.
     A copy of the press release announcing the completion of the acquisition, including the financing thereof, is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description

3.01	Certificate of Designation, dated as of January 10, 2006, establishing the Series A Preferred Stock
4.01	Preferred Stock Purchase Agreement, dated as of January 10, 2006 among ORBIMAGE Holdings Inc., ORBIMAGE SI Holdco Inc., ORBIMAGE SI Opco Inc., the Lenders thereunder, Credit Suisse First Boston, LLC, as Lead Arranger and Bookrunner, Credit Suisse First, Cayman Islands Branch, as Administrative Agent and The Bank of New York as Collateral Agent
4.02	Warrant Agreement, dated as of January 10, 2006, between ORBIMAGE Holdings Inc. and The Bank of New York, as Warrant Agent
4.03	Specimen Warrant Certificate with respect to Warrant Agreement dated as of January 10, 2006
10.01	Credit Agreement, dated as of January 10, 2006 among ORBIMAGE Holdings Inc., ORBIMAGE SI Opco Inc., the Lenders named therein, Credit Suisse, Cayman Islands Branch, as Administrative Agent and The Bank of New York, as Collateral Agent
10.02	Security Agreement, dated as of January 10, 2006, between ORBIMAGE SI Holdco Inc., ORBIMAGE SI Opco Inc. and The Bank of New York, as Collateral Agent
99.1	Press Release, dated January 12, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2006	ORBIMAGE HOLDINGS INC.

	By:	/s/ William L. Warren

William L. Warren
Vice President, General Counsel & Secretary